UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2024

ZYVERSA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41184	86-2685744
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

2200 N. Commerce Parkway, Suite 208 Weston, Florida	33326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (754) 231-1688

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZVSA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2024, ZyVersa Therapeutics, Inc. (the “Company”) entered into a warrant exercise inducement offer letter agreement (the “Inducement Letter”) with a certain holder (the “Holder”) of outstanding Series A Common Stock purchase warrants exercisable for up to an aggregate of 196,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and Series B Common Stock purchase warrants exercisable for up to an aggregate of 43,300 shares of Common Stock (collectively, the “Existing Warrants”), which Existing Warrants were issued by the Company on December 11, 2023, and are exercisable at an exercise price of $12.50 per share.

Pursuant to the Inducement Letter, the Holder agreed to exercise the Existing Warrants for cash at a reduced exercise price of $3.46 per share in consideration of the Company’s agreement to issue each Holder new warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued pursuant to such Holder’s exercise of Existing Warrants, comprised of (i) new Series A-1 warrants to purchase up to 392,000 shares of Common Stock (the “Series A-1 Warrants”) with an exercise term of 5 years from the initial exercise date and (ii) new Series B-1 warrants to purchase up to 86,600 shares of Common Stock with an exercise term of 18 months from the initial exercise date (the “Series B-1 Warrants” and together with the Series A-1 Warrants, the “Inducement Warrants”). The initial exercise date of the Inducement Warrants is the Stockholder Approval Date (as defined below), and the exercise price thereof is $3.46 per share.

The Company entered into a financial advisory agreement (the “Financial Advisory Agreement”) with A.G.P./Alliance Global Partners (“AGP”) to act as its financial advisor in connection with the transactions summarized above. Pursuant to the Financial Advisory Agreement, the Company will pay AGP a $50,000 cash fee. Additionally, the Company agreed to reimburse AGP for its documented accountable legal expenses.

If all of the Existing Warrants are exercised in full, the Company will receive aggregate gross proceeds of approximately $830 thousand (the “Warrant Inducement”). The Company intends to use the net proceeds for working capital and general corporate purposes.

The issuance of certain of the shares of Common Stock underlying the Inducement Warrants is subject to stockholder approval under applicable rules and regulations of The Nasdaq Stock Market LLC, to the extent required by such rules and regulations (“Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective, the “Stockholder Approval Date”). The Company has agreed to convene a stockholders’ meeting on or before the 90th day following the completion of the Warrant Inducement to approve the issuance of Common Stock upon exercise of the Inducement Warrants, if required.

The Company has agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) on or before September 2, 2024, to register the resale of the shares of Common Stock (the “Inducement Warrant Shares”) underlying the Inducement Warrants and to use commercially reasonable efforts to cause such registration statement to become effective within 90 days of its initial filing.

The Inducement Letter, Financial Advisory Agreement, and forms of Series A-1 Warrant and Series B-1 Warrant are attached as Exhibits 10.1, 10.2, 4.1, and 4.2, respectively. The description of the terms of the Inducement Letter, the Financial Advisory Agreement, and the Inducement Warrants is not intended to be complete and is qualified in its entirety by reference to such exhibits. The Inducement Letter contains customary representations, warranties and covenants by the Company which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02	Unregistered Sales of Equity Securities.

The Company issued the Inducement Warrants pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2). Neither the issuance of the Inducement Warrants nor the Inducement Warrant Shares have been registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. The description of the Inducement Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy securities of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Series A-1 Warrant

4.2	Form of Series B-1 Warrant

10.1	Inducement Letter, dated August 1, 2024

10.2	Financial Advisory Agreement, dated August 1, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZyVersa Therapeutics, Inc.

Date: August 1, 2024	By:	/s/ Stephen Glover
Stephen Glover
Chief Executive Officer